Exhibit 99
OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK,
REPORTS 20% INCREASE IN SECOND QUARTER EARNINGS
Highlights Include:
•	Second Quarter Net Income of $1,690,000, up 20%

•	Year-Over-Year Double Digit Growth in Total Assets, Loans and Deposits

•	Declaration and Payment of a 10% Stock Dividend
Byron Center, MI, July 21, 2006 — - OAK Financial Corporation (OKFC), a West Michigan based bank holding company, reported second quarter net income of $1,690,000, up 20% from the $1,410,000 reported in the second quarter of 2005. Basic and diluted earnings per share in the second quarter of 2006 were $0.69, an increase of 22% over the $0.57 reported for the second quarter of 2005. The increase in earnings during the second quarter is attributed to double digit increases in net interest income and non-interest income.
For the year-to-date period, net income was $3,257,000, up 23% from the $2,648,000 reported in the first half of 2005. Basic and diluted earnings per share for the first six months of 2006 were $1.33, an increase of 24% over the $1.07 reported for the first six months of 2005. The rise in net income for the year-to-date period is attributed to the increase in net interest income resulting from earning asset growth and margin improvement.
“As we have demonstrated, success in our business is the result of three key fundamentals: an outstanding team of professionals, a competitive suite of products and a passion for creating an unsurpassed experience for all of our constituents”, said Patrick K. Gill, president and CEO. “While there is much yet to do, I am proud of our growing reputation as a banking organization with exceptional talent, cutting-edge products and an unwavering commitment to mutually-beneficial relationships. I am equally proud that we continue to expand our geographic horizons and, supported by our unique Mobile Banking courier service, do business throughout West Michigan,” Gill continued.
During the second quarter of 2006, our net interest income increased 13.6% as a result of an increase in earning assets and a three basis point expansion of the net interest margin over the second quarter of 2005. On a year-to-date basis, our net interest income is up 15.3% as a result of a 14 basis point higher net interest margin and growth in earning assets when compared to the first half of 2005. In the second quarter of 2006, the net interest margin was 3.98% compared to 3.95% in the second quarter of 2005.
Total non-interest income increased $217,000, or 16%, from $1,354,000 in the second quarter of 2005 to $1,571,000 in the second quarter of 2006. The increase includes a 26% increase in deposit service charges and recognition of a deferred gain, $114,000 net of tax, on other bank real estate. These increases were partially off-set by a decline in mortgage banking income due to the drop in refinancing activities and the slowing housing market and declines in insurance and investment services revenue.
Total operating expenses in the second quarter of 2006 increased 9.9% compared to the second quarter of 2005. Year-to-date, total operating expenses have increased 9.4% from 2005 to 2006.

In addition to regular merit increases, the increase in salary expense includes staff additions, including the staff increases associated with opening the Wayland Office, an increase in sales incentives paid as a result of a very successful deposit account acquisition campaign, and an increase in the management bonus accrual associated with bank performance.
Total assets increased $38 million from December 31, 2005 to June 30, 2006, or an annualized rate of 13%. Total loans and deposits increased $31 million and $32 million respectively, from December 31, 2005 to June 30, 2006. At June 30, 2006, total loans increased at an annualized growth rate of 14% and total deposits increased at an annualized rate of 13%. The company continues to be well capitalized, with an equity-to-asset ratio of 9.9% at June 30, 2006, compared to 10.3% at December 31, 2005.
Non-performing assets to total loans declined to .24% from .40% at December 31, 2005 and .28% a year ago. Annualized net loan losses as a percent of average loans is .04% for the first six-months of 2006 compared to .02% during the first six-months of 2005. Both the non-performing asset and net charge-off percentages compare very favorably to other Michigan banks.
OAK Financial Corporation is a single bank holding company for Byron Bank, which provides traditional banking services and products through thirteen banking offices serving thirteen communities in Kent, Ottawa and Allegan counties in western Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Insurance products, such as property and casualty, life, disability and long-term care insurance, are provided through the Byron Insurance Agency subsidiary. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals.. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.
# # # # # # # # # #
For more information, please contact:
Patrick K. Gill, President & CEO at (616) 662-3113, or
James A. Luyk, Executive Vice President COO & CFO at (616) 662-3124
OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION	CONSOLIDATED BALANCE SHEETS
AND SUBSIDIARY

	June 30,	December 31,
	2006	2005
(Dollars in thousands, except per share data)	(Unaudited)
ASSETS

Cash and due from banks	$12,548	$12,943
Federal funds sold	—	—

Cash and cash equivalents	12,548	12,943

Available-for-sale securities	108,184	102,563

Loans held for sale	700	598

Total loans	485,294	453,879
Allowance for loan losses	(7,375)	(7,160)

Net Loans	477,919	446,719

Accrued interest receivable	3,076	3,153
Premises and equipment, net	15,044	14,717
Restricted investments	3,419	3,119
Other assets	7,707	7,273

Total assets	$628,597	$591,085

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits
Non-interest bearing	$72,713	$68,445
Interest bearing	447,506	419,452

Total deposits	520,219	487,897

Securities sold under agreements to repurchase	—	796
Federal funds purchased	15,900	6,050
FHLB Advances	26,237	27,800
Other borrowed funds	241	3,569
Other liabilities	3,886	4,378

Total liabilities	566,483	530,490

Stockholders’ equity
Common stock, $1 par value; 4,000,000 shares authorized; 2,457,615 shares issued and outstanding	2,458	2,235
Additional paid-in capital	23,880	14,957
Retained earnings	37,084	43,926
Accumulated other comprehensive income	(1,308)	(523)

Total stockholders’ equity	62,114	60,595

Total liabilities and stockholders’ equity	$628,597	$591,085

OAK FINANCIAL CORPORATION	CONSOLIDATED STATEMENTS OF INCOME
AND SUBSIDIARY

	Three Months ended		Six Months ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
(Dollars in thousands except per share data)	2006	2005	2006	2005
Interest Income
Interest and fees on loans	$8,933	$6,740	$17,081	$12,870
Available-for-sale securities	1,135	889	2,203	1,795
Restricted investments	46	36	90	73
Federal funds sold	7	1	57	3

Total interest income	10,121	7,666	19,431	14,741

Interest expense
Deposits	3,769	2,103	7,059	3,969
Borrowed funds	579	475	998	861
Securities sold under agreements to repurchase	1	9	2	46

Total interest expense	4,349	2,587	8,059	4,876

Net interest income	5,772	5,079	11,372	9,865

Provision for loan losses	180	120	300	240

Net interest income after provision for loan losses	5,592	4,959	11,072	9,625

Non-interest income
Service charges on deposit accounts	798	631	1,466	1,199
Mortgage banking	213	260	397	463
Net gain on sales of available for sale securities	2	(4)	16	(4)
Insurance premiums and brokerage fees	247	326	591	719
Other	313	137	444	273

Total non-interest income	1,573	1,350	2,914	2,650

Non-interest expenses
Salaries	2,420	2,037	4,691	3,923
Employee benefits	479	436	942	917
Occupancy (net)	376	353	762	708
Furniture and fixtures	257	260	482	526
Other	1,243	1,258	2,517	2,509

Total non-interest expenses	4,775	4,344	9,394	8,583

Income before federal income taxes	2,390	1,965	4,592	3,692

Federal income taxes	700	555	1,335	1,044

Net income	$1,690	$1,410	$3,257	$2,648

Income per common share: *
Basic	$0.69	$0.57	$1.33	$1.07
Diluted	$0.69	$0.57	$1.33	$1.07

*	Per share data has been adjusted to reflect the 10% stock dividends on May 31, 2005 and May 31, 2006.

OAK FINANCIAL CORPORATION	CONSOLIDATED FINANCIAL HIGHLIGHTS
AND SUBSIDIARY

(Unaudited)

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
(Dollars in thousands except per share data)	2006	2006	2005	2005	2005

Earnings
Net interest income	$5,772	$5,600	$5,821	$5,482	$5,079
Provision for loan losses	$180	$120	$120	$120	$120
Non-interest income	$1,573	$1,341	$1,385	$1,444	$1,350
Non-interest expense	$4,775	$4,619	$4,619	$4,429	$4,344
Net income	$1,690	$1,567	$1,735	$1,675	$1,410
Basic earnings per share*	$0.69	$0.64	$0.71	$0.68	$0.57
Diluted earnings per share*	$0.69	$0.64	$0.71	$0.68	$0.57
Average shares outstanding*	2,458	2,458	2,458	2,460	2,461

Performance Ratios
Return on average assets	1.08%	1.06%	1.18%	1.17%	1.01%
Return on average equity	10.94%	10.37%	11.44%	11.18%	9.68%
Net interest margin (tax-equivalent)	3.98%	4.09%	4.26%	4.12%	3.95%
Efficiency ratio	63.8%	65.3%	62.9%	62.6%	66.1%
Full-time equivalent employees	199	198	192	187	182
Ending equity to ending assets	9.88%	9.93%	10.25%	10.10%	10.43%
Book value per share*	$25.27	$25.01	$24.66	$24.33	$23.99

Asset Quality
Net loans charged-off	$37	$48	$43	$75	$64
Net charge-offs to total average loans (annualized)	0.03%	0.04%	0.04%	0.07%	0.04%
Nonperforming Assets	$1,152	$1,355	$1,801	$1,474	$1,236
Allowance for loan losses to total loans	1.52%	1.54%	1.58%	1.59%	1.62%
Nonperforming Assets to total loans	0.24%	0.29%	0.40%	0.33%	0.28%

	YTD	YTD
(Dollars in thousands except per share data)	6/30/06	6/30/05

Earnings
Net interest income	$11,372	$9,865
Provision for loan losses	$300	$240
Non-interest income	$2,914	$2,650
Non-interest expense	$9,394	$8,583
Net income	$3,257	$2,648
Basic earnings per share*	$1.33	$1.07
Diluted earnings per share*	$1.33	$1.07
Average shares outstanding*	2,458	2,461

Performance Ratios
Return on average assets	1.07%	0.96%
Return on average equity	10.65%	9.19%
Net interest margin (tax-equivalent)	4.03%	3.89%
Efficiency ratio	64.5%	67.1%

Asset Quality
Net loans charged-off	$85	$48
Net charge-offs to total average loans (annualized)	0.04%	0.02%

*	Per share data has been adjusted to reflect the 10% stock dividends on May 31, 2005 and May 31, 2006.